Exhibit 99.1

CONTACT:

Brian Turcotte

Investor Relations

Office Depot

561-438-3657

Brian.Turcotte@officedepot.com

Brian Levine

Public Relations

Office Depot

561-438-2895

Brian.Levine@officedepot.com

OFFICE DEPOT ANNOUNCES CLOSING OF $250 MILLION SENIOR SECURED NOTES

OFFERING AND EARLY SETTLEMENT OF TENDER OFFER

Boca Raton, Fla., March 14, 2012 — Office Depot (NYSE: ODP), a leading global provider of office supplies and services that helps customers save time, announced today that it has closed an offering of $250 million of 9.75% senior secured notes due 2019 (the “Notes”). The net proceeds from the sale of the Notes, together with cash on hand, will be used to fund (or replenish cash that has been used to fund) the tender offer for Office Depot’s outstanding 6.25% Senior Notes due 2013 (the “Outstanding Notes”), described below, and to pay fees and expenses associated with the private offering of the Notes and for general corporate purposes.

The Notes were offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933. The Notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold within the United States or to U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A and to certain persons in offshore transactions in reliance on Regulation S.

The proceeds of the offering of the Notes were used to fund the Company’s previously announced tender offer to purchase $250,000,000 aggregate principal amount of its Outstanding Notes pursuant to its offer to purchase dated February 17, 2012. As previously announced, Office Depot received valid tenders from holders of approximately $359,185,000 in aggregate principal amount of the Outstanding Notes. The aggregate amount of Outstanding Notes validly tendered as of the Early Tender Date exceeded the Tender Cap ($250,000,000 in aggregate principal amount of the Outstanding Notes) and was prorated to match the Tender Cap. Holders received the Total Consideration of $1,050.00 per $1,000 principal amount of Outstanding Notes, which included the Early Tender Payment of $30.00 per $1,000 principal amount of Outstanding Notes.

Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated served as dealer managers for the tender offer.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Office Depot

Office Depot, dedicated to helping customers save time and money, provides office supplies and services through 1,677 worldwide retail stores, a dedicated sales force, top-rated catalogs and global e-commerce operations. Office Depot has annual sales of approximately $11.5 billion, and employs about 39,000 associates in 60 countries around the world.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://mediarelations.officedepot.com and http://socialpress.officedepot.com/.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended, (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are forward-looking statements under the Act. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.